Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces First Quarter 2017 Operating Results; Comanche Integration Remains on Schedule as the Company Achieves Record Production

HOUSTON—(GLOBE NEWSWIRE)—April 26, 2017—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for the first quarter of 2017.  Highlights include:

•            As previously announced, Sanchez Energy along with Blackstone Energy Partners (“Blackstone”) in a 50/50 partnership closed the acquisition of working interests in approximately 318,000 gross operated acres in the Western Eagle Ford on March 1, 2017 (the “Comanche Transaction”), resulting in adding approximately 67,000 barrels of oil equivalent per day (“Boe/d”) of production, 300 million barrels of oil equivalent (“MMBoe”) of proved reserves, and 155,000 net acres;

•            First quarter production, which includes one month of Comanche production, totaled approximately 4.6 MMBoe, or approximately 51,800 Boe/d, net of previously divested production which was approximately 3,700 Boe/d;

•            With the closing of the Comanche Transaction and the ongoing production increase from legacy assets, the Company is currently producing at a record level of approximately 76,000 Boe/d;

•            Completion operations on the large inventory of drilled but uncompleted (“DUC”) wells acquired in the Comanche Transaction began in early March 2017, with the first 9 DUC wells brought on-line in mid-April 2017;

•            The Company has completed contracting of major services to support drilling plans and mitigate the risk of inflationary pressure on its cost structure, with sand, pressure pumping, and drilling rigs now contracted for the next two years;

•            Drilling activity at Comanche currently consists of 3 rigs with 2 additional rigs planned in May 2017;

•            The Company brought 14 wells on-line in the South Central region of Catarina in the first quarter 2017 using a new generation of frac design that is 60% larger than the previous design used in this region.

MANAGEMENT COMMENTS

“During the first quarter of 2017, we took a major step towards positioning Sanchez Energy among the leading producers in the Eagle Ford Shale,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “After months of careful planning and preparation, drilling and completion operations on the newly acquired acreage began quickly and efficiently after closing the Comanche Transaction on March 1, 2017.  Completion operations began at Comanche within days of closing the transaction, resulting in initial production from the completion of the first 9 DUC wells in only 45 days.  We are currently running 3 drilling rigs, 2 frac spreads, and 3 workover rigs at Comanche, with plans to add additional rigs and completion equipment as the year progresses. Production from the initial DUC wells that were recently completed has been strong and so far has exceed expectations.

“In addition to assuming operations at Comanche, the Company brought 14 horizontal wells on-line in the South Central region of Catarina during the first quarter 2017.  These wells were completed with proppant loading of approximately 3,000 pounds per foot, which is 60 percent more proppant and fluids compared to our standard design.  The move to a larger completion design in the South Central region of Catarina stems from tests conducted in this area over the last year.  Based on the results of this testing, we anticipate the new design will result in a flatter decline profile with payout in as little as six months and performance that is roughly 25% better than our standard completion work after 6 months of operation.

“As we make a step-change in our operational scale, we continue to maintain a focus on well costs.  Excluding the cost of the larger completion work we are realizing an average of 10 percent to 15 percent service cost inflation, which is in line with expectations.  That being said, we have now completed contracting of major services to support drilling plans for the next two years, with fixed price arrangements in place for sand, pressure pumping, and drilling rigs, among other services.  We believe these arrangements will allow us to maintain our cost structure and de-bundled approach to procurement despite the current pressure on the services market.”

HEDGING UPDATE

As previously announced, the Company has hedged approximately 80 percent of the oil and natural gas volumes from the proved developed producing reserves of the acquired Comanche assets with swaps at prices of $55.85 per barrel (“Bbl”) and $3.26 per million British thermal units (“MMBtu”) from April 2017 through September 2018, and $53.52 per Bbl and $2.82 per MMBtu from October 2018 through March 2020.  Additionally, the Company has hedged 7,000 Bbls per day of its 2017 oil production and approximately 100 MMBtus per day of its 2017 natural gas production from legacy assets.  Additional information on the Company’s hedge positions can be found in the Sanchez Energy Investor Presentation posted at www.sanchezenergycorp.com.

OPERATIONS UPDATE

During the first quarter 2017, the Company spud 33 gross (28.8 net) wells and completed 19 gross (16 net) wells.

Total well costs at Catarina during the first quarter 2017 averaged approximately $3.9 million per well as the Company tested significantly enhanced completion designs.  South Central Catarina wells were completed with approximately 3,000 pounds per foot of proppant, which is an increase of approximately 60 percent when compared to well designs used in 2016.  At Maverick, the Company is in the process of drilling 27 wells on the Hausser lease and completion activity on these wells is expected to begin early in the third quarter of 2017.

During the first quarter of 2017, the Company brought 14 wells on-line at Catarina.  As of March 31, 2017, the Company had completed 69 wells towards its 50 well annual drilling commitment at Catarina, which runs from July 1, 2016 to June 30, 2017.  Accordingly, the Company has already banked 19 wells towards next year’s annual drilling commitment and is on pace to reach 30 wells banked by June 30, 2017.

As of March 31, 2017, the Company had 2,060 gross (821 net) producing wells with 169 gross wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	347	19
Comanche	1,435	133
Maverick	80	12
Marquis	104	0
Palmetto	80	5
TMS / Other	14	—
Total	2,060	169

PRODUCTION UPDATE

The Company’s estimated total production for the first quarter 2017 averaged approximately 51,800 Boe/d.  This rate of production is in-line with expectations, and the Company believes it remains on pace to hit its full year 2017 production guidance of 78,000 to 82,000 Boe/d.  The Company’s production mix during the first quarter of 2017 consisted of approximately 33% oil, 29% natural gas liquids, and 38% natural gas.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 335,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to future operating results and returns, our strategy and plans, including future drilling plans, our ability to increase reserves and production and generate income or cash flows, our ability to keep well costs down, the benefits of our partnership with Blackstone and the Comanche Transaction.  These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure to successfully execute our business and financial strategies, failure to achieve the expected benefits of our partnership with Blackstone, inability to successfully close announced transactions,, failure to realize the benefits of our acquisitions, including the Comanche Transaction, failure to economically develop our acreage and to produce reserves and achieve anticipate production levels, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797